Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G/A with respect to the common stock beneficially owned by each of them of Neff Corporation.  This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G/A.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 3rd day of October, 2017.

WAYZATA INVESTMENT PARTNERS LLC

By:	/s/ Patrick J. Halloran
Name:	Patrick J. Halloran
Title:	Manager

PATRICK J. HALLORAN

By:	/s/ Patrick J. Halloran
Name:	Patrick J. Halloran